  SWIFT ENERGY COMPANY
N E W S

FOR IMMEDIATE RELEASE
COMPANY CONTACT
Scott Espenshade
Director of Corporate Development
   and Investor Relations
(281) 874-2700, (800) 777-2412

SWIFT ENERGY TO ACQUIRE
SOUTH TEXAS PROPERTIES FOR $245 MILLION

HOUSTON, September 5, 2007 – Swift Energy Company (NYSE: SFY) announced today that it has signed an agreement to purchase from Escondido Resources, LP, a privately held EnCap Investments, LP financed company, interests in three South Texas properties in the Maverick Basin for $245 million.  These properties are located on an aggregate 82,900 acres in the Sun TSH area in La Salle County, the Briscoe Ranch area primarily in Dimmit County, and the Las Tiendas area in Webb County.  This acquisition is expected to close within 75 days, with an effective date of July 1, 2007.  The total acquisition purchase price is subject to typical post-closing adjustments.

Swift Energy currently estimates that total reserves of the purchased properties are approximately 77 billion cubic feet equivalent ("Bcfe") of proved reserves and 46 Bcfe of probable reserves.  Approximately 70% of the proved reserves are classified proved developed.  Future development costs of both the proved undeveloped and probable reserves are estimated to be approximately $157.3 million for an all-in acquisition cost of $3.20 per Mcfe of proved and probable reserves (excluding the $8.9 million allocated to the 59,370 undeveloped acres acquired). Production is approximately 85% natural gas and natural gas liquids and averaged approximately 21 million cubic feet equivalent (“MMcfe”) per day net to the purchased working interests during the second quarter of 2007.  Pursuant to the terms of the agreement, Swift Energy will acquire nearly 100% working interest in all of Escondidio’s operated wells in the fields. Escondido Resources, LP's advisors were Simmons & Company International and Griffis & Associates, LLC.

The purchase price will be funded primarily with bank borrowings under the Company’s bank credit facility, with the nature of permanent funding dependent upon numerous factors, including the ultimate outcome of the strategic review of the New Zealand operations.

Terry Swift, Chairman of the Board and Chief Executive Officer of Swift Energy Company, noted, “This strategic acquisition further enhances and complements the solid production base, which we have established in our South Texas operating region.  The main productive interval of these properties is from the Olmos formation, similar to our AWP Olmos area.  Swift Energy has significant experience exploiting this type of reservoir. We are also very pleased to have such a large acreage position that may deliver additional value to the acquisition.”

The Sun TSH area covers approximately 12,200 gross acres and has approximately 115 producing well bores with an additional 115 locations identified. Production from these fields averaged

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approximately 17 MMcfe per day net to the purchased interests during the second quarter of 2007 from formations at depths ranging from 5,500 to 8,000 feet in both the Olmos and Escondido sands.

The Briscoe Ranch area covers approximately 62,100 gross acres and has approximately 36 producing well bores with an additional 35 locations identified. Production from these fields averaged approximately 3 MMcfe per day net to the purchased interests during the second quarter of 2007 from formations at depths ranging from 4,500 to 5,000 feet in the Olmos sand.

The Las Tiendas area covers approximately 8,600 gross acres and has approximately 34 producing well bores with an additional 34 locations identified. Production from these fields averaged approximately 1 MMcfe per day net to the purchased interests during the second quarter of 2007 from formations at depths ranging from 6,000 to 6,800 feet in the Olmos sand.

Upon closing of this acquisition, Swift Energy estimates that the three acquired fields will increase its fourth quarter 2007 production by 0.8 to 1.3 Bcfe depending on actual closing date.  Recent production is comprised 50% of natural gas, 38% of natural gas liquids and 12% of crude oil.  The Company plans to continue the current development program in the fourth quarter and into 2008 to drill proved undeveloped and probable locations, and improve per unit operating costs.  It is currently estimated that 2008 capital requirements will range from $8 million to $15 million.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Louisiana and Texas, as well as oil and natural gas reserves in New Zealand.  Over the Company’s 27-year history, Swift Energy has shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

This material includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.

        16825 Northchase Drive, Suite 400 Houston, Texas 77060

        www.swiftenergy.com